                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549

                                  SCHEDULE 13G

                   UNDER THE SECURITIES EXCHANGE ACT OF 1934

                            (AMENDMENT NO.   15  )*
                                           -----


                          AVERY DENNISON CORPORATION
         -------------------------------------------------------------
                                (Name of Issuer)

                          COMMON STOCK, $1 PAR VALUE
              ---------------------------------------------------
                        (Title of Class of Securities)

                                  053611 10 9
                   -----------------------------------------
                                 (CUSIP Number)


Check the following box if a fee is being paid with this statement [_]. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                        (Continued on following page(s)

                               Page 1 of 3 Pages

- -----------------------                                  ---------------------
  CUSIP NO. 053611 10 9                   13G                PAGE 2 OF 3 PAGES
- -----------------------                                  ---------------------

- ------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
      R. STANTON AVERY
      ###-##-####

- ------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [_]

- ------------------------------------------------------------------------------
      SEC USE ONLY
 3


- ------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      U.S.A.

- ------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            2,553,588

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          162,736
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             2,553,588

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          162,736
- ------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      2,716,324

- ------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10


- ------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11
      5.07

- ------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
      IN

- ------------------------------------------------------------------------------

                     *SEE INSTRUCTION BEFORE FILLING OUT!

                               Page 2 of 3 pages

- ------------------------                                     -------------------
  CUSIP NO.  053611 10 9                                       PAGE 3 OF 3 PAGES
- ------------------------                                     -------------------

                                 SCHEDULE 13G
                                 ------------
Item 4     Ownership
- ------     ---------

           (a)   Amount beneficially owned:   2,716,324

           (b)   Percent of Class:  5.07

           (c)   Number of shares as to which such person has:

                   i)   sole power to vote or to direct the
                        vote:  2,553,588

                  ii)   shared power to vote or to direct the
                        vote:  162,736

                 iii)   sole power to dispose or to direct the
                        disposition of:  2,553,588

                  iv)   shared power to dispose or to direct
                        the disposition of:  162,736

           No statements herein shall be deemed an admission that any of the shares reported are "beneficially owned" for purposes of Section 16 of the Securities Exchange Act of 1934, as amended.

Item 6     Ownership of More Than Five Percent on Behalf of Another Person
- ------     ---------------------------------------------------------------

           Inapplicable


Signatures:
- ----------

           After reasonable inquiry and to the best of my knowledge and belief, I hereby certify that the information set forth in this statement is true, complete and correct.

January 11, 1995


                                              /s/ R. STANTON AVERY
                                              ---------------------------------
                                              R. STANTON AVERY